COMPX ANNOUNCES INCREASE IN SHARES AUTHORIZED FOR REPURCHASE AND DECLARES REGULAR QUARTERLY DIVIDEND

DALLAS, TEXAS . . . August 15, 2007 . . . CompX International Inc. (NYSE:  CIX) announced today that its board of directors has authorized the repurchase of up to an additional 500,000 shares of CompX class A common stock in open market transactions, including block purchases, or in privately negotiated transactions.  The authorization to repurchase these 500,000 shares is in addition to the 450,700 shares of CompX class A common stock that remain available for CompX to repurchase under a prior authorization of the board of directors.  The combined 950,700 shares authorized for repurchase represent approximately 6.2% of CompX’s 15.3 million shares of class A and class B common stock outstanding and 18.1% of CompX’s 5.3 million shares of class A common stock outstanding.  The stock may be purchased from time to time as market conditions permit.

The stock repurchase program does not include specific price targets or timetables and may be suspended at any time.  Depending on market conditions, the program could be suspended or terminated prior to completion.  CompX will use its cash on hand to acquire the shares. Repurchased shares will be added to CompX’s treasury and canceled.

CompX also announced today that its board of directors declared CompX’s regular quarterly dividend of twelve and one-half cents ($0.125) per share on its class A and class B common stock, payable on September 20, 2007 to stockholders of record at the close of business on September 7, 2007.

CompX is a leading manufacturer of security products, furniture components and performance marine components.

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